Exhibit 99.1

NGP Capital Resources Company
Announces Declaration of Dividend

Houston, Texas – (PRNEWSWIRE) December 19, 2008 – NGP Capital Resources Company (NASDAQ: NGPC) (the “Company”) today announced that its Board of Directors has declared a quarterly dividend to stockholders in the amount of $0.41 per common share.  The expected dividend payment date is January 5, 2009 to stockholders of record on December 29, 2008.  Including the three prior quarterly dividends paid this year, NGPC’s 2008 dividends will total $1.61 per share from a combination of ordinary income and capital gains.  The actual tax characteristics of all dividends will be reported to each stockholder on Form 1099 after the end of the year.

Commenting on the record annual dividend, John Homier, NGPC President and CEO said, “With this dividend, we will have paid a total of $1.61 per share for 2008, the largest annual total in our four years of operation.  In 2008, we realized meaningful capital gains in our portfolio and those contributed to the total dividend.  As we have pointed out, capital gains realizations occur irregularly and it is difficult to project their exact timing.  Without capital gains in any given year, our dividend would be derived solely from the net investment income for that year.  While we do not have the same clear visibility as to capital gains in the coming year that we had a year ago, over the long run, we expect that capital gains will continue to be a meaningful part of NGPC’s overall dividend distributions to stockholders.”

About NGP Capital Resources Company

NGP Capital Resources Company is a closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940. The Company's investment portfolio is principally invested in energy related private companies. From time to time, the Company may also invest in public companies. The Company invests primarily in senior secured and mezzanine loans in furtherance of its business plan and in some instances receives equity investments in portfolio companies in connection with such investments.  NGP Capital Resources Company is managed by NGP Investment Advisor, LP, an affiliate of NGP Energy Capital Management.  NGP Energy Capital Management, based in Irving, Texas, is a leading investment firm with over $9.6 billion of cumulative capital under management since inception, serving all sectors of the energy industry.

This press release may contain forward-looking statements. These forward-looking statements are subject to various  risks and uncertainties, which could cause actual results and conditions to differ materially from those projected, including  the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, the  future operating results of our portfolio companies, changes in regional, national, or international  economic conditions and their  impact on the industries in which we invest, or changes in the conditions of the industries in which we invest, and other factors enumerated in our filings with the Securities and Exchange Commission (the “SEC”).

We may use words such as "anticipates," "believes," "expects," "intends," "will," "should," "may" and similar expressions to identify forward-looking statements. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.

Persons considering an investment in NGP Capital Resources Company should consider the investment objectives, risks, and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in our annual report on Form 10-K, in our quarterly reports on Form 10-Q and in prospectuses we issue from time to time in connection with our offering of securities.  Such materials are filed with the SEC and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

INVESTMENT CONTACT:  Please send investment proposals to:  NGP Capital Resources Company, John Homier (jhomier@ngpcrc.com), Kelly Plato (kplato@ngpcrc.com), or Dan Schockling (dschockling@ngpcrc.com), 713-752-0062.

INVESTOR RELATIONS CONTACT:  Steve Gardner (investor_relations@ngpcrc.com), 713-752-0062.